Exhibit 10.01
INTUIT INC. PERFORMANCE INCENTIVE PLAN
FOR FISCAL YEAR 2011
1.	Overview: Intuit Inc.’s Performance Incentive Plan (IPI) is a program under which Intuit Inc. (“Intuit”) pays discretionary cash bonus awards to select employees located in the United States of America. Bonus awards under the IPI are paid annually. The amount of a bonus award is based upon the employee’s bonus target and performance during the fiscal year and the bonus pool made available for payments under the IPI for the applicable fiscal year. The IPI is intended to provide employees with “performance-based compensation” within the meaning of Section 409A of the Internal Revenue Code (“Code”).

2.	Purposes: The IPI is a component of Intuit’s overall strategy to pay its employees for performance. The purposes of IPI are to: (i) attract and retain top performing employees; (ii) motivate employees by tying compensation to Intuit’s performance; and (iii) reward exceptional individual performance that supports overall Intuit objectives.

3.	Effective Date: The terms of this IPI document will be applicable to bonuses for services during Intuit’s 2011 fiscal year that begins August 1, 2010.

4.	Eligibility: All employees of Intuit are eligible to participate in the IPI, except for employees who (i) are classified as seasonal employees, (ii) are classified as interns/project employees, (iii) participate in Intuit’s Senior Executive Incentive Plan, unless such employee is specifically approved by the Compensation and Organizational Development Committee (“Compensation Committee”) to also participate in the IPI, (iv) participate in other Intuit incentive compensation plans that specifically exclude an employee’s participation in the IPI, including, but not limited to, the sales incentive compensation plans and the contact center incentive compensation plans, (v) participate in an incentive compensation plan sponsored by Intuit or an Intuit subsidiary for international employees that was designed to provide a cash incentive benefit to such employees comparable to or in lieu of the IPI, (vi) work for Intuit on a purely commission basis, (vii) participate in the Performance Incentive Plan for Employees of International Subsidiaries of Intuit Inc. or (viii) commence employment pursuant to an offer letter which excludes participation in the IPI. Those employees who are determined to be eligible for bonus awards under the IPI are called “Participants.” Participants in the IPI (other than Senior Officers, which term means the Chief Financial Officer, any Executive Vice President or Senior Vice President, the Vice President of Internal Audit and any other officer who is a Section 16 officer or any other officer who reports to the President and Chief Executive Officer) are not eligible to simultaneously participate in any other bonus or cash incentive plan, unless the Vice President responsible for Total Rewards otherwise specifically approves such participation. Senior Officers who are Participants in the IPI are not eligible to simultaneously participate in any other bonus or cash incentive plan, unless the Compensation Committee otherwise specifically approves such participation. An employee must commence employment or otherwise become eligible to participate in the IPI no later than April 1 to be eligible for a bonus award under the IPI for that fiscal year. Being a Participant does not entitle the individual to receive a bonus award. Bonus awards are payable to Participants that meet the criteria set forth in Paragraph 6 below.

5.	Plan Year: The IPI operates on a fiscal year basis, August 1 through July 31.

6.	Bonus Awards: Bonus awards are discretionary payments. A Participant must be an active employee in good standing and on Intuit’s or an approved subsidiary’s payroll on the day the bonus award is paid to receive any portion of the bonus payment. A Participant who is not actively employed or on an approved payroll for whatever reason on the date a bonus award is paid is not entitled to a partial or pro rata bonus award. Intuit may make exceptions in its sole discretion, provided, however, that exceptions must be made by the Compensation Committee or its delegate. There is no minimum award or guaranteed payment. Bonus awards are paid based on the fiscal year. A bonus award is calculated at the discretion of the Compensation Committee after considering Intuit’s performance, the Participant’s bonus target and performance for the fiscal year and the bonus pool made available for bonus awards under the IPI for the fiscal year.
a.	Bonus Targets:
i.	For each Participant that is paid an annual salary, his or her bonus target is established as a percentage of the Participant’s base salary. For each Participant that is paid hourly, his or her bonus target is established as a percentage of the Participant’s base pay. In accordance with the Fair Labor Standards Act, for each Participant that is paid hourly, Intuit will either (a) add overtime earnings to base pay in the calculation of the IPI award or (b) add the amount of the IPI award to base pay and recalculate the Participant’s hourly rate for overtime pay.

ii.	When an employee becomes a Participant, he or she is advised of his or her bonus target for the fiscal year.

iii.	Following the beginning of each fiscal year, each Participant is advised of his or her bonus target by the executive leader of the Participant’s business or functional unit or the executive leader’s designee.

iv.	The Compensation Committee establishes individual bonus targets for Senior Officers and other Intuit officers. The President and Chief Executive Officer may establish individual bonus targets for officers. Bonus targets for other employees are established by the Vice President responsible for Total Rewards in consultation with Intuit’s President and Chief Executive Officer, the employee’s manager and the individual responsible for the business unit or division thereof or functional unit or division thereof in which the employee works and that unit or division’s HR director.

v.	Intuit may establish bonus target guidelines for each fiscal year; provided, however, that bonus targets for Senior Officers are to be established by the Compensation Committee. A Participant’s bonus target for a fiscal year may be determined based upon a variety of factors, including but not limited to, Intuit’s corporate and financial goals, his or her base salary or base pay, position or level. A bonus target does not guarantee that a bonus award will be made or, if a bonus award is made, that it will be made at the target rate.
b.	Determination of a Bonus Award Amount
i.	The amount of a bonus award to a Participant who is a Senior Officer is determined by the Compensation Committee, in consultation with Intuit’s President and Chief Executive Officer. The amount of a bonus award to a Participant who is not a Senior Officer is determined by the executive leader of the Participant’s business unit or functional group and Intuit’s President and Chief Executive Officer in consultation with the Participant’s direct manager and the Vice President responsible for Total Rewards.

ii.	A Participant’s bonus award is linked to an assessment of Intuit’s achievement of corporate and financial goals and the Participant’s total job performance for the fiscal year. Factors that may be considered, include but are not limited to, what the Participant does to advance Intuit’s success and how the Participant does it, especially leadership, balance of short-term actions with long-term goals, resource allocation and maintenance by the Participant of focus on Intuit while prioritizing the needs of customers, employees and stockholders.

iii.	There is neither a minimum nor maximum amount of a bonus award that may be paid to a Participant for a fiscal year. Subject to the terms and conditions of Section 6, at Intuit’s discretion, a bonus award amount may be prorated based on the Participant’s service or other factors, provided, however, that decisions relating to Senior Officers must be made by the Compensation Committee.

iv.	Any bonus award paid to a Participant is subject to all applicable taxes and withholding.
c.	When Bonus Awards are Paid: The timing for payment of a bonus award is determined by the Vice President responsible for Total Rewards in consultation with Intuit’s President and Chief Executive Officer and other senior management. A Participant has no right to a bonus award until it is paid. Notwithstanding the foregoing, in the event of an administrative error in the calculation or payment of a bonus award to a Participant, Intuit reserves the right to seek recovery from a Participant of an erroneously paid excessive bonus amount. Once a bonus award is no longer subject to a “substantial risk of forfeiture” (as determined pursuant to regulations and/or other guidance promulgated under Section 409A of the Code), then it shall be paid not later than the later of: (i) 2 1/2 months after the end of Intuit’s first taxable year when the bonus award is no longer subject to such “substantial risk of forfeiture”, or (ii) 2 1/2 months after the end of such Participant’s first taxable year when the bonus award is no longer subject to such “substantial risk of forfeiture”; unless a later date is established by Intuit, or Intuit permits the Participant to designate a later date, in either case only as permitted under Section 409A of the Code.
7.	Unfunded: The IPI is not funded. Bonus awards, if any, are made from the general assets of Intuit. The Compensation Committee determines in its sole discretion the amount of funds it would like to make available for bonus awards based on Intuit’s performance for the fiscal year. Intuit’s performance for this purpose may be measured in a number of ways, including but not limited to: financial measures, such as revenue and operating income; qualitative measures, such as accomplishments to position Intuit for the future; the year’s market conditions; stockholder returns; and progress of Intuit’s business model. Intuit is not obligated to pay any part of such funds in bonus awards. In the event that the Compensation Committee determines that funds will be made available for bonus awards, based on Intuit’s performance, the total amount of funding available will not exceed 150% of the bonus targets for all Participants, calculated on an aggregate, company-wide basis..

8.	Amendment: The Compensation Committee has the authority to terminate, change, modify or amend the provisions of the IPI at any time. Notwithstanding the foregoing, Intuit’s President and Chief Executive Officer, Chief Financial Officer and Vice President responsible for Total Rewards, each individually, has the authority to make amendments to the IPI that do not significantly increase the cost of the IPI and which in such individual’s determination (i) clarify the terms of the IPI; (ii) assist in the administration of the IPI; (iii) are necessary or advisable for the IPI to comply with applicable law; or (iv) are necessary or advisable for the IPI to provide “performance-based compensation” within the meaning of Code Section 409A for individuals who participate in the Intuit Inc. Non-Qualified Executive Deferred Compensation Plan.

9.	Administration and Discretion: Except as otherwise required for Senior Officers under the Charter of the Compensation Committee, Intuit’s President and Chief Executive Officer and the Vice President responsible for Total Rewards have the sole discretion to: (a) adopt such rules, regulations, agreements and instruments as it deems necessary to administer the IPI; (b) interpret the terms of the IPI; (c) determine an employee’s eligibility under the IPI; (d) determine whether a Participant is to receive a bonus award under the IPI; (e) determine the amount of any bonus award to a Participant; (f) determine when a bonus award is to be paid to a Participant and whether any such bonus award should be prorated based on the Participant’s service or other factors; (g) determine whether a bonus award will be made in replacement of or as an alternative to any other incentive or compensation plan of Intuit or of an acquired business unit or corporation; (h) grant waivers of IPI standard procedures and policies; (i) correct any defect, supply any omission, or reconcile any inconsistency in the IPI, any bonus award or any notice to Participants or a Participant regarding bonus awards; and (j) take any and all other actions it deems necessary or advisable for the proper administration of the IPI.

10.	Participation Provides No Guarantee of Employment: Employment at Intuit is at-will and participation in the IPI in no way constitutes an employment contract conferring either a right or obligation of continued employment.

11.	Governing Law: The IPI will be governed by and construed in accordance with the laws of the State of California.
Approved by the
Compensation and Organizational Development Committee
On July 21, 2010

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